PubCo Reporting Solutions, Inc. 6800 SW 40th St Ste 213 Miami, FL 33155 Tel: (305) 396-1415 www.PubCoReporting.com

June 19, 2018

Daniel Weadock	Sent Via Email

Indoor Harvest Corp

5300A East Freeway

Houston, TX 77020

Dear Mr. Weadock:

This will confirm our understanding of the arrangements made with you covering the SEC reporting services PubCo Reporting Solutions, Inc. (the “Firm”, “PubCo Reporting”) will perform for Indoor Harvest Corp (the “Company”, “Indoor Harvest”).

Accounting Services:

●	Consolidated financial statement preparation and required schedules for the Company and its subsidiaries.
●	Assistance with any bookkeeping as required for the Company and its subsidiaries.
●	Liaison with auditor for quarterly reviews and annual audit.
●	Assistance with md&a preparation and/or review of SEC reporting documents, such as, Form 10-Q, and 10-K.
●	Fees for the engagement will consist of an hourly rate of $65 to $150 depending on the level of staff member required to complete the tasks.
●	Our estimated fees are $3,500 to $5,000 per quarter.

Our staff and consultants will be available for additional questions and advice during the time of this engagement letter.

We will advise you about SEC reporting requirements and their applications as needed, but the responsibility for any reporting commitments and disclosure remains with the Company and consultation with qualified SEC legal counsel. Management is also responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

We require a deposit of $3,500.00 to be paid in advance of each quarterly work to be applied to fees as billed. The fees are based on anticipated cooperation from your personnel and the assumption unexpected circumstances will not be encountered during the engagement. If significant additional time is necessary, we will discuss it with you and advise of a fee estimate before we incur the additional costs. Either party can cancel this engagement at any time, with written notice.

Our invoices are due and payable upon presentation except any balances which have been agreed to be paid over a payment schedule at our discretion. In the event our firm resigns or is dismissed, any unpaid balance due will be required to be paid in full.

We retain the right to suspend or terminate our service in the event of nonpayment. Services will not be resumed until your account is paid as agreed. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed. The Company will be obligated to compensate us for all time expended and projects completed through the date of termination.

Indoor Harvest Corp

June 19, 2018

The Firm’s maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to the Firm for the portion of its services or work products giving rise to liability. In no event shall PubCo Reporting, or its personnel, be liable for consequential, special, incidental or punitive loss, damage or expenses (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

During the course of our engagement, we may need to electronically transmit confidential information to each other and to outside specialists or other entities engaged by either PubCo Reporting or the Company. E-mail is a fast and convenient way to communicate. However, e-mail travels over the public Internet, which is not a secure means of communication and, thus confidentiality could be compromised. The Company agrees to the use of e-mail and other electronic methods to transmit and receive information including confidential information, between PubCo Reporting, the Company and outside specialists or other entities engaged by either PubCo Reporting or the Company.

The undersigned agrees that facsimile and electronic signatures shall have the same force and effect under law as if they were originals and represents that undersigned has the full legal authority to execute this agreement on the Company’s behalf.

The laws of the State of Washington will govern this agreement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign and return the letter to us.

(Signature page to follow)

Indoor Harvest Corp

June 19, 2018

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of June 19, 2018.

PubCo Reporting Solutions, Inc.	UNDERSTOOD AND AGREED:

Nanuk Warman	Name:
President